Exhibit 4.1

SECOND AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT

THIS SECOND AMENDMENT TO 364-DAY REVOLVING CREDIT AGREEMENT (this “Amendment”) is made and entered into as of the 18th day of August, 2014, among NOBLE CORPORATION, a Cayman Islands exempted company limited by shares (the “Company”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, and the Lenders party hereto.

RECITALS

1. The Company, Administrative Agent and Lenders are parties to that certain 364-Day Revolving Credit Agreement dated as of August 22, 2013 (as amended by that certain First Amendment to 364-Day Revolving Credit Agreement dated as of December 6, 2013 and as otherwise amended, supplemented or modified, the “Credit Agreement”), pursuant to which the Lenders have made certain loans to and extensions of credit for the account of the Company.

2. The Company, Administrative Agent and the Lenders party hereto desire to amend the Credit Agreement to, among other things, extend the Commitment Termination Date to February 20, 2015, as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company, Administrative Agent and the Lenders party hereto hereby agree as follows:

ARTICLE I. — Definitions and References

§ 1.1. Terms Defined in the Credit Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, capitalized terms which are defined in the Credit Agreement and which are used in this Amendment shall have the meanings given them in the Credit Agreement.

§ 1.2. Other Defined Terms. Unless the context otherwise requires, the following terms when used in this Amendment shall have the meanings assigned to them in this § 1.2.

“Amendment” means this Second Amendment to 364-Day Revolving Credit Agreement.

“Exiting Lender” means any Person that is a Lender under the Credit Agreement immediately prior to the execution of this Amendment and not a signatory hereto as a Lender.

ARTICLE II. — Amendments

§ 2.1. Definitions.

(a) The definition of “Anti-Corruption Laws” set forth in Section 1.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.

(b) Section 1.1 of the Credit Agreement is hereby amended by adding the following new definitions where alphabetically appropriate, which read in their entirety as follows:

“Designated Persons” means a person or entity: (i) listed in the annex to, or otherwise the subject of the provisions of, any executive order administered by OFAC or the U.S. Department of State or (ii) named as a “Specially Designated National and Blocked Person” or a “Foreign Sanctions Evaders” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or is otherwise the subject of any Sanctions Laws and Regulations.

“NHC” means Noble Holding (U.S.) Corporation, a Delaware corporation.

“NHC Guaranty” means that certain Subsidiary Guaranty Agreement dated as of May 7, 2014 by NHC.

“Sanctions Laws and Regulations” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Second Amendment Effective Date” means August 18, 2014.

(c) Section 1.1 of the Credit Agreement is hereby amended by deleting the definitions of “FCPA”, “NDC”, “NDC Guaranty”, “Sanctioned Entity” and “Sanctioned Person” set forth therein in their entirety.

(d) The reference to “August 20, 2014” in clause (i) of the definition of “Commitment Termination Date” set forth in Section 1.1 of the Credit Agreement is hereby amended to refer instead to “February 20, 2015”.

§ 2.2. Use of Proceeds. The second sentence of Section 5.5(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

The Company and its Subsidiaries shall not, and, to their knowledge, their respective officers, employees, directors and agents (in their capacity as officers, employees, directors or agents, respectively, of the Company or any of its Subsidiaries), shall not, use the proceeds of any Borrowing (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations (on the Second Amendment Effective Date, Cuba, Iran, North Korea, Sudan, Syria and Ukraine-related), (ii) in any other manner that would result in a material violation of any Sanctions Laws and Regulations by the Company or its Subsidiaries or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

§ 2.3. Representations and Warranties.

(a) Section 5.7 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.7. Anti-Corruption Laws; Sanctions Laws and Regulations. The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations. The Company and its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations in all material respects (for the avoidance of doubt, this representation shall not fail to be true and correct due to any failure or failures to comply with Anti-Corruption Laws (i) that are isolated and do not evidence a pervasive or systemic pattern of violations of such laws and regulations or a significant deficiency in the implementation of the aforesaid policies and procedures to ensure compliance by the Company and its Subsidiaries with Anti-Corruption Laws or (ii) that arise from actions or incidents that have been publicly disclosed by the Company or disclosed in writing to the Administrative Agent (with a copy to Lenders), in each case, at least twenty (20) days prior to the Second Amendment Effective Date). Neither the Company nor any of its Subsidiaries, or to their knowledge any of their directors or officers, or any of their respective agents acting or benefiting in any capacity in connection with this Agreement or any other Credit Document, is a Designated Person or is knowingly engaged in any activity that could reasonably be expected to result in such Person becoming a Designated Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will result in a violation of Anti-Corruption Laws or applicable Sanctions Laws and Regulations by the Company or any of its Subsidiaries.

(b) Section 5.8 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.8. Reserved.

§ 2.4. Covenants. The parenthetical in Section 6.15 of the Credit Agreement is hereby amended in its entirety to read as follows: “(including, without limitation, environmental laws, and ERISA)” and a new sentence is hereby added at the end of such Section 6.15, to read as follows:

The Company and its Subsidiaries will maintain in effect and enforce policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with Anti-Corruption Laws and applicable Sanctions Laws and Regulations.

§ 2.5. NHC and NHC Guaranty. The references to “NDC” and “NDC Guaranty” in the Credit Agreement (other than in Section 4.1 thereof) are hereby amended to refer instead to “NHC” and “NHC Guaranty”, respectively.

§ 2.6. Exhibit 1.1A. The reference to “Exhibit 1.1A – Form of NDC Guaranty” in the Table of Contents to the Credit Agreement and Exhibit 1.1A to the Credit Agreement are hereby deleted in their respective entireties.

§ 2.7. Commitments; Exiting Lenders. Each Lender’s Commitment is hereby revised to be the “Commitment” set forth opposite such Lender’s name on the Schedule of Commitments attached hereto, and the Schedule of Commitments attached to the Credit Agreement immediately following the signature pages thereto is hereby amended and replaced in its entirety by the Schedule of Commitments attached hereto. As of the effectiveness hereof, each Exiting Lender shall cease to be a Lender and shall be released from its obligations under the Credit Agreement.

ARTICLE III. — Conditions of Effectiveness

§ 3.1. Effective Date. This Amendment shall become effective as of the date first written above when and only when the following conditions have been satisfied or waived in accordance with Section 10.11 of the Credit Agreement:

(a) Administrative Agent shall have received, at Administrative Agent’s office;

(i) Amendment. A counterpart of this Amendment executed and delivered by the Company, Administrative Agent, and the Lenders party hereto;

(ii) Guarantor Consent. A counterpart of the Consent and Agreement attached hereto executed and delivered by each Guarantor;

(iii) Company Officer’s Certificate. Certificates of a Director, the Secretary or an Assistant Secretary of the Company containing specimen signatures of the persons authorized to execute this Amendment and the other Credit Documents to which it is a party on the Company’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of the Company authorizing the execution and delivery of this Amendment and the other Credit Documents to which the Company is a party, (y) copies of the Company’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of the Company’s jurisdiction of incorporation;

(iv) Guarantor Officers’ Certificates. Certificates of the Secretary or an Assistant Secretary of NHC and a Director of NHIL containing specimen signatures of the persons authorized to execute the Consent and Agreement attached hereto and the Credit Documents to which NHC or NHIL is a party on NHC’s and NHIL’s behalf or any other documents provided for herein or therein, together with (x) copies of resolutions of the Board of Directors or other appropriate body of NHC and NHIL authorizing the execution and delivery of the Consent and Agreement attached hereto and the Credit Documents to which NHC or NHIL is a party, (y) copies of NHIL’s memorandum of association and articles of association and other publicly filed organizational documents in its jurisdiction of incorporation and copies of NHC’s bylaws and other governing documents, if any, and (z) a certificate of incorporation and a certificate of good standing from the appropriate governing agency of NHC’s and NHIL’s jurisdictions of incorporation;

(v) Regulatory Filings and Approvals. Copies of all necessary governmental and third party approvals, registrations, and filings in respect of the transactions contemplated by this Amendment and the other Credit Documents, and, to the extent requested by any Lender, documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(vi) Closing Certificate. Certificate of a Director, the President or a Vice President of the Company as to the satisfaction of all conditions set forth in Section 3.1(b) and (c); and

(b) Each of the representations and warranties of the Company set forth in Section 4.1 herein shall be true and correct in all material respects as of the date hereof, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(c) No Default or Event of Default shall have occurred and be continuing; and

(d) On or before the date hereof, the Lenders, Administrative Agent and J.P. Morgan Securities LLC, as the lead arranger (the “Lead Arranger”), shall have received all fees and all reasonable out-of-pocket expenses then due and owing to Administrative Agent, the Lenders, and the Lead Arranger pursuant to the Credit Agreement or as otherwise agreed in writing by the Company.

ARTICLE IV. — Representations and Warranties

§ 4.1. Representations and Warranties of Company. In order to induce Administrative Agent and Lenders to enter into this Amendment, Company represents and warrants to Administrative Agent and each Lender on the date hereof that:

(a) Each of the representations and warranties of the Company and its Subsidiaries set forth in the Credit Agreement and in the other Credit Documents are true and correct in all material respects as of the date hereof after giving effect to this Amendment, except as a result of the transactions expressly permitted hereunder or thereunder and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(b) No Default or Event of Default has occurred and is continuing as of the date hereof or would occur immediately after giving effect to this Amendment;

(c) Each of the Credit Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment to the extent a party hereto and has taken all necessary company action to authorize the execution, delivery and performance hereof. Each of the Credit Parties has duly executed and delivered this Amendment to the extent a party hereto and such Amendment constitutes the legal, valid and binding obligation of such Credit Party to the extent a party hereto enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles;

(d) Neither the execution, delivery or performance by any Credit Party of this Amendment to the extent a party hereto nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien other than any Permitted Lien upon any of the property or assets of such Credit Party or any of its Subsidiaries under, the terms of any material contractual obligation to which such Credit Party or any of its Subsidiaries is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of such Credit Party or any of its Subsidiaries; and

(e) As of the date hereof, all consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Credit Parties in order to execute, deliver and perform this Amendment to the extent a party hereto, have been or will have been obtained or made and are or will be in full force and effect.

ARTICLE V. — Miscellaneous

§ 5.1. Ratification of Agreements. The Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects. The Credit Documents, as they may be amended or affected by this Amendment, are hereby ratified and confirmed in all respects by each Credit Party to the extent a party hereto. Any reference to the Credit Agreement in any Credit Document shall be deemed to refer to this Amendment also. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Administrative Agent, any Issuing Bank or any Lender under the Credit Agreement or any other Credit Document nor constitute a waiver of any provision of the Credit Agreement or any other Credit Document. As of the date of this Amendment neither the Company nor any Guarantor is aware of any basis for the Company or any Guarantor to make any claim against Administrative Agent or any Lender related to the Credit Agreement.

§ 5.2. Survival of Representations. All representations and warranties contained in this Amendment or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Amendment, and shall continue in full force and effect with respect to the date as of which they were made as long as any Obligation (other than indemnification obligations and other contingent indemnification obligations for which no claims has been made as at any time of determination) is outstanding under the Credit Agreement or any Commitment thereunder is in effect.

§ 5.3. Credit Documents. This Amendment is a Credit Document, and all provisions in the Credit Agreement pertaining to Credit Documents apply hereto.

§ 5.4. Governing Law. THIS AMENDMENT, AND THE RIGHTS AND DUTIES OF THE PARTIES THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

§ 5.5. Execution in Counterparts. This Amendment may be executed in any number of counterparts, and by different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same agreement. This Amendment may be validly executed by facsimile or other electronic transmission.

§ 5.6. ENTIRE AGREEMENT. THIS WRITTEN AGREEMENT TOGETHER WITH THE OTHER CREDIT DOCUMENTS REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, this Amendment is executed and effective as of the date first written above.

NOBLE CORPORATION, a Cayman Islands exempted company limited by shares, as Borrower

By:	/s/ Alan R. Hay

Name:	Alan R. Hay
Title:	Director

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Muhammad Hasan

Name:	Muhammad Hasan
Title:	Vice President

BARCLAYS BANK PLC, Lender

By:	/s/ Vanessa Kurbatskiy

Name:	Vanessa Kurbatskiy
Title:	Vice President

CITIBANK, N.A., Lender

By:	/s/ Ivan Davey

Name:	Ivan Davey
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH,
Lender

By:	/s/ Virginia Cosenza

Name:	Virginia Cosenza
Title:	Vice President

By:	/s/ Andreas Neumeier

Name:	Andreas Neumeier
Title:	Managing Director

Second Amendment to 364-Day Facility

WELLS FARGO BANK, NATIONAL ASSOCIATION, Lender

By:	/s/ T. Alan Smith
Name:	T. Alan Smith
Title:	Managing Director

BNP PARIBAS, Lender

By:	/s/ Ann Rhoads
Name:	Ann Rhoads
Title:	Managing Director

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Director

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK, Lender

By:	/s/ Page Dillehunt
Name:	Page Dillehunt
Title:	Managing Director

By:	/s/ Ting Lee
Name:	Ting Lee
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, Lender

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Sam Miller
Name:	Sam Miller
Title:	Authorized Signatory

Second Amendment to 364-Day Facility

HSBC BANK USA, N.A., Lender

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director

SUNTRUST BANK, Lender

By:	/s/ Chulley Bogle
Name:	Chulley Bogle
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
Lender

By:	/s/ Andrew Oram
Name:	Andrew Oram
Title:	Managing Director

DNB CAPITAL LLC, Lender

By:	/s/ Cathleen Buckley
Name:	Cathleen Buckley
Title:	Senior Vice President

By:	/s/ Florianne Robin
Name:	Florianne Robin
Title:	First Vice President

MIZUHO BANK, LTD, Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Second Amendment to 364-Day Facility

STANDARD CHARTERED BANK, Lender

By:	/s/ Steven Aloupis
Name:	Steven Aloupis
Title:	Managing Director

By:	/s/ Hsing H. Huang
Name:	Hsing H. Huang
Title:	Associate Director

Second Amendment to 364-Day Facility

CONSENT AND AGREEMENT

Each undersigned Guarantor hereby (i) consents to the provisions of this Amendment, (ii) ratifies and confirms its Guaranty of the Obligations, (iii) agrees that all of its respective obligations and covenants under such Guaranty shall remain unimpaired by the execution and delivery of this Amendment, and (iv) agrees that such Guaranty shall remain in full force and effect.

NOBLE HOLDING INTERNATIONAL LIMITED

By:	/s/ Alan R. Hay
Name: Alan R. Hay
Title: Director

NOBLE HOLDING (U.S.) CORPORATION

By:	/s/ Dennis J. Lubojacky
Name: Dennis J. Lubojacky
Title: President

Second Amendment to 364-Day Facility

COMMITMENTS

Lender	Commitment	Percentage*
JPMorgan Chase Bank, N.A.	$59,000,000	9.8333333333%
Barclays Bank PLC	$59,000,000	9.8333333333%
Citibank, N.A.	$59,000,000	9.8333333333%
Deutsche Bank AG New York Branch	$59,000,000	9.8333333333%
Wells Fargo Bank, National Association	$59,000,000	9.8333333333%
BNP Paribas	$39,000,000	6.5000000000%
Credit Agricole Corporate & Investment Bank	$39,000,000	6.5000000000%
Credit Suisse AG, Cayman Islands Branch	$39,000,000	6.5000000000%
HSBC Bank USA, N.A.	$39,000,000	6.5000000000%
SunTrust Bank	$39,000,000	6.5000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$35,000,000	5.8333333333%
DNB Capital LLC	$25,000,000	4.1666666667%
Mizuho Bank, LTD	$25,000,000	4.1666666667%
Standard Chartered Bank	$25,000,000	4.1666666667%
TOTAL	$600,000,000	100.0000000000%

*	Rounded to 10 decimal places

Second Amendment to 364-Day Facility